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                                                                      EXHIBIT 12

                    GTE NORTHWEST INCORPORATED AND SUBSIDIARY
        Statement of the Consolidated Ratio of Earnings to Fixed Charges
                                   (Unaudited)


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
(Dollars in Millions)                                                 Nine Months Ended
                                                                      September 30, 1998
                                                                      ------------------

Net earnings available for fixed charges:
  Income before extraordinary charge                                       $   164.8
  Add - Income taxes                                                            95.8
      - Fixed charges                                                           44.5
                                                                           ---------
Adjusted earnings                                                          $   305.1
                                                                           =========
Fixed charges:
  Interest expense                                                         $    41.3
  Portion of rent expense representing interest                                  3.2
                                                                           ---------
Adjusted fixed charges                                                     $    44.5
                                                                           =========

RATIO OF EARNINGS TO FIXED CHARGES                                              6.86
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